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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                       Securities Exchange Act of 1934


                      Date of Report: February 11, 1994



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
 Exact Name of Registrant                    Commission                   I.R.S. Employer
as Specified in Its Charter                  File Number                 Identification No.
- ---------------------------                  -----------                 ------------------

Hawaiian Electric Industries, Inc.             1-8503                        99-0208097
Hawaiian Electric Company, Inc.                1-4955                        99-0040500


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                                STATE OF HAWAII
                (State or other jurisdiction of incorporation)



                  900 Richards Street, Honolulu, Hawaii 96813
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:



              (808) 543-5662 - Hawaiian Electric Industries, Inc.
              (808) 543-7771 - Hawaiian Electric Company, Inc.


                                     None
        (Former name or former address, if changed since last report.)



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
ITEM 5. OTHER EVENTS

        On February 11, 1994, Hawaiian Electric Industries, Inc. (HEI), issued the following news release:

                  HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS
                 1993 EARNINGS; ANNOUNCES LAWSUIT SETTLEMENT

HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE-HE) today reported net income for the year ended December 31, 1993 of $48.7 million, or $1.88 per share, compared with a net loss of $11.6 million, or 48 cents per share, in 1992.

        Results for 1993 include a charge of $15 million, or 58 cents per share, to establish an additional reserve to cover the settlement of a lawsuit filed by the Hawaii Insurance Commissioner and Hawaii Insurance Guaranty Association (HIGA) against HEI. Under the agreement, HEI would pay $32 million to the Insurance Commissioner as the rehabilitator/liquidator of the Hawaiian Insurance Group (HIG) in return for a dismissal of the lawsuit and a release of claims against HEI, its affiliates and their past and present officers and directors. The $15 million charge is the net of tax cost of the settlement after utilization of previously established reserves. The lawsuit was filed after the December 1992 discontinuance of HEI's insurance business, HIG. The discontinuance and writeoff of the business was primarily responsible for 1992's loss. The settlement, which is subject to court approval, was announced February 10.

        "We agreed to a settlement in order to get on with our business, and to avoid the time, expense and risk a protracted lawsuit would inevitably entail. The settlement will help diminish the insurance problems that our community is experiencing," said Robert F. Clarke, President and Chief Executive Officer of HEI. "HEI has been a responsible member of this community for many years and engaging in prolonged litigation would not be in the best interests of HEI's shareholders, HIG policyholders and the community."

        For the three months ended December 31, 1993, HEI's net income was $2.5 million or 9 cents per share, versus a net loss of $4.4 million, or 18 cents per share, in the same period of 1992.

        For the year, earnings from continuing operations were essentially unchanged from 1992 results at $61.7 million. However, as a result of a 7% increase in the average number of shares outstanding, earnings per share from continuing operations declined 6% to $2.38 in 1993. For the quarter, earnings from continuing operations increased 5% to $17.3 million and earnings per share were 63 cents, down 6%, from the same period in 1992.

        Operating income at Hawaiian Electric Company and its subsidiaries
(HECO) was up 15% for the year and 28% for the quarter from 1992 levels due in part to rate increases and the establishment of a regulatory asset for vacation earned by employees, but not yet taken. Excluding the effect of this regulatory asset, HECO operating income for the year was up 11% while net income was relatively flat. Kilowatthour sales of electricity during the year were down 0.1% compared to 1992 primarily because of cooler weather, a downturn in the state economy and conservation.




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




        Operating income at American Savings Bank increased 41% for the year and 24% in the quarter, primarily because of higher average loan balances and increased net interest rate spread. Annual loan production was $564 million, compared with $601 million in 1992. American Savings' spread -- the difference between interest earned on assets and cost of funds -- was 3.99% in 1993, compared with 3.45% in 1992.

        "The bank's 1993 results are especially impressive, considering that 1992 operating income was up 24% from the prior year," Clarke said.

        HEI's other nonutility operations were hampered in 1993 by Hawaii's economic slowdown. In addition, Hawaiian Tug & Barge Corp. sold a tug and barge for intrastate shipping of heavy fuel oil at a previously announced net loss of $1 million and has exited that line of business. The HEI corporate operating loss from continuing operations increased $4.6 million in 1993 compared to 1992 primarily due to a refinement in the method of identifying costs chargeable to subsidiaries, resulting in lower allocations to subsidiaries and more expenses retained by the parent company.

        Hawaiian Electric Industries is a diversified electric utility holding company that delivers essential services to the people of Hawaii through its electric utility, savings bank, maritime freight transportation and residential real estate development subsidiaries.





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

                        CONSOLIDATED STATEMENTS OF INCOME
             Hawaiian Electric Industries, Inc. and subsidiaries
                                 (Unaudited)

<Caption >
                                                           Quarter ended            Year ended
                                                            December 31,           December 31,
                                                       ---------------------------------------------
                                                         1993         1992       1993(3)      1992
                                                       ---------------------------------------------
                                                          (in thousands, except per share amounts)

REVENUES
Electric utility....................................   $217,322    $221,109     $879,110    $778,690
Savings Bank........................................     50,551      50,394      199,734     202,995
Other...............................................     13,818      10,103       63,326      49,698
                                                       --------    --------    ---------   ---------
                                                        281,691     281,606    1,142,170   1,031,383
                                                       --------    --------    ---------   ---------

EXPENSES
Electric utility....................................    183,377     194,569      759,545     674,849
Savings bank........................................     37,859      40,170      155,617     171,668
Other...............................................     15,525      13,104       69,370      48,647
                                                       --------    --------    ---------   ---------
                                                        236,761     247,843      984,532     895,164
                                                       --------    --------    ---------   ---------

OPERATING INCOME (LOSS)
Electric utility....................................     33,945      26,540      119,565     103,841
Savings bank........................................     12,692      10,224       44,117      31,327
Other(1)............................................     (1,707)     (3,001)      (6,044)      1,051
                                                       --------    --------    ---------   ---------
                                                         44,930      33,763      157,638     136,219
                                                       --------    --------    ---------   ---------
Interest expense--electric utility and other........    (14,329)    (13,458)     (53,192)    (47,141)
Allowance for borrowed funds used during
  construction......................................        885         550        3,869       2,095
Preferred stock dividends of electric utility
  subsidiaries......................................     (1,630)     (1,659)      (6,518)     (6,710)
Allowance for equity funds used during
  construction......................................      1,704       1,742        6,973       6,781
                                                       --------    --------    ---------   ---------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES...............................     31,560      20,938      108,770      91,244
Income taxes(2).....................................     14,233       4,471       47,086      29,529
                                                       --------    --------    ---------   ---------
INCOME FROM CONTINUING OPERATIONS...................     17,327      16,467       61,684      61,715
LOSS FROM DISCONTINUED OPERATIONS...................    (14,825)    (20,855)     (13,025)    (73,297)
                                                       --------    --------    ---------   ---------
NET INCOME (LOSS)...................................     $2,502     $(4,388)     $48,659    $(11,582)
                                                       ========    ========    =========   =========

EARNINGS (LOSS) PER COMMON SHARE
  CONTINUING OPERATIONS.............................      $0.63       $0.67        $2.38       $2.54
  DISCONTINUED OPERATIONS...........................      (0.54)      (0.85)       (0.50)      (3.02)
                                                       --------    --------    ---------   ---------
                                                          $0.09      $(0.18)       $1.88      $(0.48)
                                                       ========    ========    =========   =========
DIVIDENDS PER COMMON SHARE..........................      $0.58       $0.57        $2.29      $2.25
                                                       ========    ========    =========   =========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.........................     27,531      24,614       25,938     24,275
                                                       ========    ========    =========   =========


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(1)  Includes higher corporate general and administrative expenses due to the refinement in the allocation of corporate-level expenses. For the quarter and year ended December 31, 1993, corporate-level expenses allocated to subsidiaries decreased approximately
     $2 million and $7 million, respectively.

(2) Income tax expense was greater than the same period last year primarily due to five factors; (a) income from continuing operations increased, (b) recapture of tax benefits due to the sale of a barge constructed with cash from the Maritime Administration Capital Construction Fund (CCF), (c) maritime freight transportation operations can no longer recognize immediate tax benefits from contributions to the CCF because of the adoption of SFAS No. 109, (d) under SFAS No. 109, the tax calculated on AFUDC must be shown in income taxes rather than netted against AFUDC and (e) the federal tax rate increased 1% to 35% retroactive to January 1, 1993. Also, income tax expense was relatively low in 1992 due to the utilization of capital loss carryforwards.

(3) In 1993, consolidated HECO established a regulatory asset for vacation earned by employees, but not yet taken. The recognition of the regulatory asset increased 1993 operating income by $4.0 million and net income by $2.4 million.


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
Additional Information on Lawsuit Settlement

        HEI will fund the settlement to be paid to the Insurance Commissioner as rehabilitator/liquidator of the Hawaiian Insurance Group out of available cash and short-term borrowings. HEI intends to seek reimbursement from certain of its insurance carriers. HEI's claims against its insurance carriers will require resolution of several insurance coverage and other policy issues and the outcome of such claims cannot be predicted at this time. Recoveries from HEI's insurance carriers, if any, will be recognized when realized.


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
                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.


HAWAIIAN ELECTRIC INDUSTRIES, INC.       HAWAIIAN ELECTRIC COMPANY, INC.
          (Registrant)                         (Registrant)



     /s/  Robert F. Mougeot                         /s/  Paul Oyer
- -------------------------------------     --------------------------------------
          Robert F. Mougeot                            Paul A. Oyer
    Financial Vice President and               Financial Vice President and
      Chief Financial Officer                            Treasurer
 (Principal Financial Officer of HEI)     (Principal Financial Officer of HECO)

Date: February 11, 1994                  Date: February 11, 1994



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